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                                  EXHIBIT 10.1


                             CITIZENS SECURITY GROUP
                                 1995 BONUS PLAN



I.   Employee Team Plan

     A. To include all employees, excluding Management Team members, COO and CEO.

     B. Bonus is based on 5% of 1995 employee payroll or $165,000 (the greater of).

     C. 50% available for distribution if the combined ratio (year-to-date) is 99% or lower (39.5% expenses + 59.5% losses).

     D. Distribution to departments will be based on the ratio of the total compensation of eligible participants in the department to the total compensation of eligible participants in the Employee Team Plan.

     E. Distribution of individuals will be based on department manager's and president's discretion.

               $135,000 (75% of $165,000) will be available for distribution on a quarterly (25% each quarter) basis and payable within 31 days of the end of the quarter, providing goals are met during the quarter.

               Annual bonuses will be determined by calculating the total annual bonus available then subtracting what was paid in the first three quarters. In other words, if combined ratio is higher during the first three quarters but made at year-end, the full 12-month trade ratio bonus amount would be available.

     F. Employees are eligible if they are working for Citizens Security Group on a full-time basis. The members of the Management Team, CEO and COO are excluded from Part I of this employee bonus plan.


II.  Management Team Plan

     A.   To include seven  member Management Team excluding the COO and CEO.

     B. The company must meet the target combined expense and loss ratio of 99% to pay 100% of Management Team bonus.

                                   (continued)
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CSG - 1995 Bonus Plan
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C.   Bonus will be 66.6% of the Employees Bonus under Section I.

     D.   Bonus will be paid within 31 days of the end of the year.

     E.   Distribution will be based on the President/COO discretion.


III. President/COO and Chairman/CEO Plan

     A.   Bonus will be a maximum of 60% of the Employee bonus under Section I.

     B. Determination of the bonus amount and distribution to participants will be made by the Compensation Committee, after considering the following factors:

          1.   EPS growth
          2.   Equity per share performance
          3.   Operating income of companies
          4.   Operating and Corporate Strategic Plans
          5.   Growth in revenue
          6.   Company expenses as measured on a net written premium basis
          7.   Employee morale and growth